Form 5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
OMB APPROVAL
OMB Number: 3235-0362
Expires: December 31, 2001
[ ]	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instructions 1(b).	Estimated average burden hours per response. . . 1.0
[ ]	Form 3 Holdings Reported
[ ]	Form 4 Transactions Reported
1. Name and Address of Reporting Person* Arnold, Larry G	2. Issuer Name and Ticker or Trading Symbol Inform Worldwide Holdings, Inc. (IWWH)		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) _X_ Director ___ 10% Owner _X_ Officer (give ___ Other (specify title below) below) CEO & Chairman
(Last) (First) (Middle) 719 Lost Trail Rd	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Year 06/2001
(Street) Castle Rock, CO 80104		5. If Amendment, Date of Original (Month/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) _X_ Form filed by One Reporting Person ___ Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
IWWH Class A Common Stock	07/21/2000	P		500	A	4.04/sh		I	B. Arnold, Children
IWWH Class A Common Stock	07/21/2000	P		500	A	4.04/sh		I	M. Arnold, Children
IWWH Class A Common Stock	07/24/2000	P		5,000	A	3.89/sh		I	B. Arnold, Children
IWWH Class A Common Stock	07/24/2000	P		5,000	A	3.89/sh		I	M. Arnold, Children
IWWH Class A Common Stock	08/04/2000	P		2,500	A	3.17/sh		I	B. Arnold, Children
IWWH Class A Common Stock	08/04/2000	P		2,500	A	3.17/sh		I	M. Arnold, Children
IWWH Class A Common Stock	08/10/2000	P		1,700	A	2.77/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	08/10/2000	P		500	A	2.65/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	08/18/2000	P		5,000	A	2.41/sh		I	B. Arnold, Children
IWWH Class A Common Stock	08/18/2000	P		5,000	A	2.41/sh		I	M. Arnold, Children
IWWH Class A Common Stock	08/22/2000	P		1,000	A	3.31/sh		I	B. Arnold, Children
IWWH Class A Common Stock	08/22/2000	P		1,000	A	3.31/sh		I	M. Arnold, Children
IWWH Class A Common Stock	08/29/2000	P		500	A	3.53/sh		I	B. Arnold, Children
IWWH Class A Common Stock	08/29/2000	P		500	A	3.53/sh		I	M. Arnold, Children
IWWH Class A Common Stock	08/30/2000	P		500	A	3.56/sh		I	B. Arnold, Children
IWWH Class A Common Stock	08/30/2000	P		500	A	3.56/sh		I	M. Arnold, Children
IWWH Class A Common Stock	09/15/2000	P		5,000	A	2.31/sh		I	B. Arnold, Children
IWWH Class A Common Stock	09/15/2000	P		6,000	A	2.28/sh		I	M. Arnold, Children
IWWH Class A Common Stock	09/18/2000	P		250	A	3.00/sh		I	B. Arnold, Children
IWWH Class A Common Stock	09/18/2000	P		250	A	3.00/sh		I	M. Arnold, Children
IWWH Class A Common Stock	09/19/2000	P		1,500	A	3.02/sh		I	B. Arnold, Children
IWWH Class A Common Stock	09/19/2000	P		1,500	A	3.02/sh		I	M. Arnold, Children
IWWH Class A Common Stock	09/20/2000	P		2,500	A	3.20/sh		I	B. Arnold, Children
IWWH Class A Common Stock	09/20/2000	P		2,500	A	3.20/sh		I	M. Arnold, Children
IWWH Class A Common Stock	09/21/2000	P		10,000	A	3.00/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	09/21/2000	P		3,500	A	3.47/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	09/22/2000	P		2,000	A	3.56/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/03/2000	P		3,000	A	3.49/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/05/2000	P		3,000	A	3.08/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/17/2000	P		3,000	A	2.52/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/19/2000	P		6,000	A	4.63/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	10/19/2000	P		7,000	A	2.26/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/20/2000	P		2,000	A	2.08/sh		I	B. Arnold, Children
IWWH Class A Common Stock	10/20/2000	P		2,000	A	2.08/sh		I	M. Arnold, Children
IWWH Class A Common Stock	10/20/2000	P		1,000	A	2.09/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/23/2000	P		1,500	A	2.06/sh		I	B. Arnold, Children
IWWH Class A Common Stock	10/23/2000	P		1,500	A	2.06/sh		I	M. Arnold, Children
IWWH Class A Common Stock	10/25/2000	P		1,000	A	1.96/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/25/2000	P		5,000	A	1.92/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/27/2000	P		500	A	1.86/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/30/2000	P		500	A	1.82/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	10/31/2000	P		3,500	A	1.83/sh		I	D. Arnold, Parent
IWWH Class A Common Stock	02/28/2001	P		10,500	A	.39/sh		I	M. Arnold, Children
IWWH Class A Common Stock	02/28/2001	P		10,500	A	.39/sh		I	B. Arnold, Children
IWWH Class A Common Stock	N/A			N/A		N/A		D
IWWH Class A Common Stock	N/A			N/A		N/A		I	D. Arnold, Parent
IWWH Class A Common Stock	01/02/2001	P		500	A	.75/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	01/03/2001	P		500	A	.75/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	01/12/2001	P		500	A	.66/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	01/12/2001	P		1,000	A	.75/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	01/23/2001	P		1,000	A	.75/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	02/15/2001	P		500	A	.78/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	02/15/2001	P		500	A	.58/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	02/17/2001	P		500	A	.75/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	02/20/2001	P		500	A	.50/sh		I	S. Arnold, Spouse
IWWH Class A Common Stock	04/30/2001			N/A		N/A	79,250	I	M. Arnold, Children
IWWH Class A Common Stock	04/30/2001			N/A		N/A	73,750	I	B. Arnold, Children
IWWH Class A Common Stock	04/30/2001			N/A		N/A	35,200	I	D. Arnold, Parent
IWWH Class A Common Stock	04/30/2001			N/A		N/A	41,500	I	S. Arnold, Spouse
IWWH Class A Common Stock	04/03/2001	P		2,000	A	.47/sh		D
IWWH Class A Common Stock	04/04/2001	P		2,000	A	.40/sh		D
IWWH Class A Common Stock	04/05/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	04/09/2001	P		2,000	A	.42/sh		D
IWWH Class A Common Stock	04/12/2001	P		2,000	A	.49/sh		D
IWWH Class A Common Stock	04/16/2001	P		2,000	A	.51/sh		D
IWWH Class A Common Stock	04/18/2001	P		5,000	A	.51/sh		D
IWWH Class A Common Stock	04/19/2001	P		2,000	A	.51/sh		D
IWWH Class A Common Stock	04/24/2001	P		2,000	A	.50/sh		D
IWWH Class A Common Stock	04/25/2001	P		2,000	A	.50/sh		D
IWWH Class A Common Stock	04/27/2001	P		2,000	A	.54/sh		D
IWWH Class A Common Stock	04/30/2001	P		2,000	A	.54/sh		D
IWWH Class A Common Stock	05/03/2001	P		2,000	A	.46/sh		D
IWWH Class A Common Stock	05/03/2001	P		2,000	A	.46/sh		D
IWWH Class A Common Stock	05/03/2001	P		2,000	A	.46/sh		D
IWWH Class A Common Stock	05/08/2001	P		2,000	A	.46/sh		D
IWWH Class A Common Stock	05/09/2001	P		2,000	A	.45/sh		D
IWWH Class A Common Stock	05/17/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	05/31/2001	P		5,000	A	.52/sh		D
IWWH Class A Common Stock	06/01/2001	P		2,000	A	.54/sh		D
IWWH Class A Common Stock	06/04/2001	P		2,000	A	.45/sh		D
IWWH Class A Common Stock	06/05/2001	P		2,000	A	.45/sh		D
IWWH Class A Common Stock	06/06/2001	P		2,000	A	.47/sh		D
IWWH Class A Common Stock	06/07/2001	P		2,500	A	.42/sh		D
IWWH Class A Common Stock	06/07/2001	P		2,500	A	.42/sh		D
IWWH Class A Common Stock	06/07/2001	P		45,000	A	.38/sh		D
IWWH Class A Common Stock	06/08/2001	P		2,500	A	.42/sh		D
IWWH Class A Common Stock	06/08/2001	P		2,500	A	.42/sh		D
IWWH Class A Common Stock	06/08/2001	P		5,000	A	.42/sh		D
IWWH Class A Common Stock	06/08/2001	P		5,000	A	.42/sh		D
IWWH Class A Common Stock	06/11/2001	P		5,000	A	.42/sh		D
IWWH Class A Common Stock	06/13/2001	P		10,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		5,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		10,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		5,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		10,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		5,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		17,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		17,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		10,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		5,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		2,000	A	.44/sh		D
IWWH Class A Common Stock	06/13/2001	P		17,000	A	.44/sh		D
IWWH Class A Common Stock	06/14/2001	P		40,000	A	.34/sh		D
IWWH Class A Common Stock	06/19/2001	P		45,000	A	.47/sh		D
IWWH Class A Common Stock	06/28/2001	P		25,000	A	.43/sh		D
IWWH Class A Common Stock	06/28/2001	P		25,000	A	.43/sh		D
IWWH Class A Common Stock	06/28/2001	P		25,000	A	.43/sh	504,500	D
* If the form is filed by more than one reporting person, see instruction 4(b)(v).	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.	(Over) SEC 2270 (3-99)
FORM 5 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative Security (Instr.3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of(D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9.Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Options	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A		D
Options	2.00	10/26/2000	A		110,000		10/26/2003		IWWH Class A Common	110,000	For Commercial Loans	110,000	I
Options									IWWH Class A Common	1,050,000	N/A		D
Options									IWWH Class A Common	110,000	N/A	110,000	I
Explanation of Responses:
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	/s/ Larry G. Arnold **Signature of Reporting Person	08/21/2001 Date
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.	Page 2